Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 333 WEST WACKER DRIVE CHICAGO, ILLINOIS 60606-1285 TEL: (312) 407-0700 FAX: (312) 407-0411 www.skadden.com July 21, 2008

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CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Re:	CME Group, Inc. and NYMEX Holdings, Inc. Merger

Ladies and Gentlemen:

We have acted as counsel to CME Group, Inc. a Delaware corporation (“CME Group “), in connection with the contemplated merger (the “Merger”) of NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings”), with and into CMEG NY Inc., a Delaware corporation and a direct, wholly-owned subsidiary of CME Group (“Merger Sub”), with Merger Sub being the “Surviving Corporation,” pursuant to the Agreement and Plan of Merger, dated as of March 17, 2008 (the “Merger Agreement”)1, by and among CME Group, Merger Sub, NYMEX Holdings, and New York Mercantile Exchange, Inc., a Delaware non-stock corporation and a wholly-owned subsidiary of NYMEX Holdings (“NYMEX”), as amended through the date hereof (as amended, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement on Form S-4 filed by CME Group with the Securities and Exchange Commission (the “SEC”) on July 21, 2008 (the “Registration Statement”), (iii) the representation letters delivered by CME Group, Merger Sub, and NYMEX Holdings to us for the purposes of this opinion (the

[1]	Except as otherwise provided, all “Section” references contained herein refer to sections of the Internal Revenue Code of 1986, as amended, and to the Treasury Regulations thereunder.

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July 21, 2008

“Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement, Registration Statement and such other documents, certificates and records and that statements as to factual matters contained in the Agreement and/or the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Effective Time and thereafter, as applicable.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of CME Group, Merger Sub and NYMEX Holdings, including the Representation Letters, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) the Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to the Merger and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of CME Group and NYMEX Holdings. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by CME Group, Merger Sub and NYMEX Holdings. Any change or inaccuracy of such facts (including those events occurring after the Effective Time) could affect the conclusions stated herein.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other

CME Group Inc.

July 21, 2008

authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and provided that at the Effective Time the fair market value of the CME Group Class A Common Stock represents at least 40% of the fair market value of the total consideration received by the holders of NYMEX Holdings Shares in exchange for their NYMEX Holdings Shares pursuant to the Merger, we are of the opinion that, under current United States federal income tax law, (i) the Merger will qualify as a “reorganization” within the meaning of section 368(a) of the Code and (ii) NYMEX Holdings, CME Group and Merger Sub will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the Merger. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name in the Registration Statement under the headings “SUMMARY-Questions and Answers About the Merger and Related Transactions,” “SUMMARY –United States Federal Income Tax Consequences of the Merger” and “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Skadden, Arps, Slate, Meagher & Flom LLP